Exhibit 99.1

News Release USA Compression Partners, LP 100 Congress Avenue, Suite 450 Austin, Texas 78701 www.usacpartners.com

USA Compression Partners, LP Reports Fourth Quarter and Full-Year 2014 Results;
Achieves Record Revenues, Adjusted EBITDA and Adjusted Distributable Cash Flow;

Provides 2015 Outlook

AUSTIN, Texas, February 17, 2015 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the fourth quarter and full-year 2014.

Fourth Quarter and Full-Year 2014 Summary Results

•                  Record levels of revenues; fourth quarter 2014 up 25.4% over fourth quarter 2013 and full-year 2014 up 44.9% over full-year 2013

•                  Record levels of Adjusted EBITDA; fourth quarter 2014 up 29.9% over fourth quarter 2013 and full-year 2014 up 41.0% over full-year 2013

•                  Record levels of adjusted distributable cash flow; fourth quarter 2014 up 38.7% over fourth quarter 2013 and full-year 2014 up 52.9% over full-year 2013

•                  Fourth quarter 2014 quarterly cash distribution of $0.51 per common unit, an increase of 6.3% over fourth quarter 2013

•                  Fleet horsepower for fourth quarter 2014 increased by 28.8% over fourth quarter 2013

•                  Average revenue generating horsepower for fourth quarter 2014 increased 25.2% over fourth quarter 2013

•                  Adjusted distributable cash flow coverage of 1.11x for the fourth quarter 2014

•                  Cash coverage of 2.70x for fourth quarter 2014

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Operational Data
Fleet Horsepower at period end	1,549,020	1,452,833	1,202,374	1,549,020	1,202,374
Revenue Generating Horsepower at period end	1,351,052	1,259,387	1,070,457	1,351,052	1,070,457
Average Revenue Generating Horsepower	1,324,983	1,224,938	1,058,213	1,200,851	902,168
Revenue Generating Compression Units at period end	2,651	2,488	2,137	2,651	2,137
Horsepower Utilization at period end(1)	93.6%	93.5%	94.1%	93.6%	94.1%
Average Horsepower Utilization for the period(1)	93.3%	94.0%	94.2%	94.0%	93.8%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$60,995	$57,045	$48,643	$221,509	$152,918
Average Revenue Per Horsepower Per Month(2)	$15.82	$15.67	$15.36	$15.57	$14.15
Gross Operating Margin	$42,105	$37,615	$33,019	$147,474	$104,821
Gross Operating Margin Percentage	69.0%	65.9%	67.9%	66.6%	68.5%
Adjusted EBITDA	$33,024	$29,327	$25,413	$114,409	$81,130
Adjusted EBITDA Percentage	54.1%	51.4%	52.2%	51.6%	53.1%
Adjusted Distributable Cash Flow	$26,275	$22,955	$18,943	$85,927	$56,210

(1)                                 Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 87.2%, 86.7% and 89.0% for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively. Average horsepower utilization was 87.0%, 87.5% and 89.0% for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively, and 87.3% for the years ended December 31, 2014 and 2013.

(2)                                 Calculated using average revenue generating horsepower.

Fourth Quarter 2014 Financial and Operating Performance

Revenues in the fourth quarter of 2014 rose 25.4% to $61.0 million as compared to $48.6 million for the same period in 2013.  This was primarily the result of a 26.7% increase in contract operations revenues (excluding retail parts and services) to $60.0 million in the fourth quarter of 2014, compared to $47.4 million in the fourth quarter of 2013. This increase was driven primarily by organic growth in revenue generating horsepower. Adjusted EBITDA rose 29.9% to $33.0 million in the fourth quarter of 2014 as compared to $25.4 million for the fourth quarter of 2013.  Adjusted distributable cash flow increased 38.7% to $26.3 million in the fourth quarter of 2014, compared to $18.9 million in the fourth quarter of last year.  Net income was $8.5 million in the fourth quarter of 2014, compared with net income of $4.4 million for the fourth quarter of 2013.

“We are reporting another quarter of record revenues, adjusted EBITDA and adjusted distributable cash flow for the fourth quarter of 2014,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “As a result of our solid performance, we announced our seventh consecutive quarterly distribution increase since our IPO, to $0.51 for the fourth quarter of 2014.

“We have, at this time, ordered approximately 230,000 horsepower of new compression units for delivery in 2015, which primarily will be delivered over the first three quarters of 2015,” he said. “In addition to the stability of our current operations, the Partnership is experiencing solid demand for new compression units to be delivered throughout 2015.”

Average revenue generating horsepower increased 25.2% to 1,324,983 for the fourth quarter of 2014 as compared to 1,058,213 for the fourth quarter of 2013, primarily due to organic growth across our compression fleet.  Average revenue per revenue generating horsepower per month increased 3.0% to $15.82 for the fourth quarter of 2014 as compared to $15.36 for the fourth quarter of 2013.

Gross operating margin increased 27.5% to $42.1 million for the fourth quarter of 2014 as compared to $33.0 million for the fourth quarter of 2013. Gross operating margin as a percentage of total revenues increased to 69.0% for the fourth quarter of 2014 from 67.9% in the fourth quarter of 2013.

Expansion capital expenditures (used primarily to purchase new compression units) were $109.3 million, maintenance capital expenditures totaled $3.4 million and cash interest expense, net was $3.0 million for the fourth quarter of 2014.

On January 22, 2015, the Partnership announced a cash distribution of $0.51 per unit on its common and subordinated units. This fourth quarter distribution corresponds to an annualized distribution rate of $2.04 per unit. The distribution was paid on February 13, 2015 to unitholders of record as of the close of business on February 3, 2015. USA Compression Holdings, LLC, the owner of 42.0% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity, L.L.C. and certain other related unitholders, the owners of 16.3% of the Partnership’s outstanding limited partnership units, elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan. Adjusted distributable cash flow coverage for the fourth quarter of 2014 was 1.11x and the cash coverage ratio was 2.70x.

Liquidity and Credit Facility

On January 6, 2015, the Partnership closed the Second Amendment to its Fifth Amended and Restated Credit Agreement (the “revolving credit facility”). The amendment provided for an increase in the facility capacity from $850 million to $1.1 billion and an extension of the maturity to 2020. The revolving credit facility contains an accordion feature whereby it can be expanded to $1.3 billion under certain conditions. In addition, the amendment also provided additional flexibility under the financial covenants. As of December 31, 2014, the outstanding balance under the revolving credit facility was approximately $595 million, compared to approximately $510 million as of September 30, 2014.

Full-Year 2015 Outlook

USA Compression is providing the following full-year 2015 guidance:

•                  Adjusted EBITDA range of $130.0 million to $140.0 million;

•                  distributable cash flow range of $91.3 million to $102.3 million; and

•                  expansion capital expenditures range of $250 million to $270 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its fourth quarter 2014 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 888-523-1228 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 719-325-2244.  The conference ID for both is 6085302.

A replay of the call will be available through February 28, 2015. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 6085302.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  USA Compression focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin, distributable cash flow and adjusted distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year, and to budget. Adjusted EBITDA is defined as EBITDA plus impairment of compression equipment, interest income, unit-based compensation expense, loss (gain) on sale of assets and transaction expenses. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP, as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenues less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income plus non-cash interest expense, depreciation and amortization expense, unit-based compensation expense and impairment of compression equipment, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain transaction fees and loss (gain) on sale of equipment. The Partnership’s management believes distributable cash flow and adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders.

This news release also contains a forward-looking estimate of Adjusted EBITDA and distributable cash flow projected to be generated by the Partnership in its 2015 fiscal year. A reconciliation of Adjusted EBITDA and distributable cash flow to net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities amounts, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow and adjusted distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2015 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s annual report on Form 10-K for the fiscal year ended December 31, 2014, which it expects to file on or before the filing deadline, and include:

•                                          changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas and crude oil;

•                                          our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;

•                                          actions taken by the Partnership’s customers, competitors and third-party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Matthew C. Liuzzi

Chief Financial Officer

512-369-1624

mliuzzi@usacompression.com

Mike Lenox

VP of Finance

512-369-1632

mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands, except for unit amounts — Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Revenues:
Contract operations	$60,045	$55,293	$47,395	$217,361	$150,360
Parts and service	950	1,752	1,248	4,148	2,558
Total revenues	60,995	57,045	48,643	221,509	152,918
Cost of operations, exclusive of depreciation and amortization	18,890	19,430	15,624	74,035	48,097
Gross operating margin	42,105	37,615	33,019	147,474	104,821
Other operating and administrative costs and expenses:
Selling, general and administrative	9,620	10,443	8,830	38,718	27,587
Depreciation and amortization	19,631	18,261	15,690	71,156	52,917
Loss (Gain) on sale of assets	(4)	63	231	(2,233)	284
Impairment of compression equipment	1,102	1,163	203	2,266	203
Total other operating and administrative costs and expenses	30,349	29,930	24,954	109,907	80,991
Operating income	11,756	7,685	8,065	37,567	23,830
Other Income (Expense)
Interest expense	(3,260)	(2,677)	(3,525)	(12,529)	(12,488)
Other	5	5	1	11	9
Total other expense	(3,255)	(2,672)	(3,524)	(12,518)	(12,479)
Net income before income tax expense	8,501	5,013	4,541	25,049	11,351
Income tax expense	—	—	104	103	280
Net Income	$8,501	$5,013	$4,437	$24,946	$11,071

Less:
Earnings allocated to general partner prior to initial public offering on January 18, 2013	$—	$—	$—	$—	$5
Earnings available for limited partners prior to initial public offering on January 18, 2013	$—	$—	$—	$—	$530
Net income subsequent to initial public offering on January 18, 2013	$8,501	$5,013	$4,437	$24,946	$10,536

Net Income subsequent to initial public offering allocated to:
General partner’s interest in net income	$288	$194	$89	$760	$211
Common units interest in net income	$5,698	$3,338	$2,714	$16,811	$5,805
Subordinated units interest in net income	$2,515	$1,481	$1,634	$7,375	$4,520

Weighted average common units outstanding:
Basic	31,022,878	30,460,239	23,330,238	28,087,498	18,043,075
Diluted	31,063,948	30,517,689	23,409,476	28,146,446	18,086,745

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	14,048,588	14,048,588	14,048,588

Net income per common unit:
Basic	$0.18	$0.11	$0.12	$0.60	$0.32
Diluted	$0.18	$0.11	$0.12	$0.60	$0.32

Net income per subordinated unit:
Basic and diluted	$0.18	$0.11	$0.12	$0.52	$0.32

Distributions declared per limited partner unit in respective periods	$0.51	$0.505	$0.48	$2.01	$1.73

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net income	$8,501	$5,013	$4,437	$24,946	$11,071
Interest expense	3,260	2,677	3,525	12,529	12,488
Depreciation and amortization	19,631	18,261	15,690	71,156	52,917
Income taxes	—	—	104	103	280
EBITDA	$31,392	$25,951	$23,756	$108,734	$76,756
Impairment of compression equipment	1,102	1,163	203	2,266	203
Interest income on capital lease	439	433	—	1,274	—
Unit-based compensation expense(1)	77	855	438	3,034	1,343
Riverstone management fee(2)	—	—	—	—	49
Transaction expenses for acquisitions(3)	18	862	661	1,299	2,142
Loss (gain) on sale of assets and other	(4)	63	355	(2,198)	637
Adjusted EBITDA	$33,024	$29,327	$25,413	$114,409	$81,130
Interest expense	(3,260)	(2,677)	(3,525)	(12,529)	(12,488)
Income tax expense	—	—	(104)	(103)	(280)
Interest income on capital lease	(439)	(433)	—	(1,274)	—
Riverstone management fee	—	—	—	—	(49)
Transaction expenses for acquisitions	(18)	(862)	(661)	(1,299)	(2,142)
Amortization of deferred financing costs and other	307	43	672	1,189	1,840
Changes in operating assets and liabilities	1,676	13,534	4,717	1,498	180
Net cash provided by operating activities	$31,290	$38,932	$26,512	$101,891	$68,190

(1)                                 For the quarters ended December 31, 2014 and September 30, 2014, unit-based compensation expense included $0.2 million of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the year ended December 31, 2014, unit-based compensation expense included $0.5 million of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.3 million related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for 2014 is related to non-cash adjustments to the unit-based compensation liability, and for 2013 to the non-cash amortization of unit-based compensation in equity.

(2)                                 Represents management fees paid to Riverstone for services performed during 2013 prior to the Partnership’s initial public offering. As these fees were not paid by the Partnership as a public company, the Partnership believes it is useful to investors to view its results excluding these fees.

(3)                                 Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW, ADJUSTED DISTRIBUTABLE CASH FLOW AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles distributable cash flow and adjusted distributable cash flow to net income and net cash provided by operating activities, their most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net income	$8,501	$5,013	$4,437	$24,946	$11,071
Plus: Non-cash interest expense	307	43	805	1,224	2,201
Plus: Depreciation and amortization	19,631	18,261	15,690	71,156	52,917
Plus: Unit based compensation(1)	77	855	438	3,034	1,343
Plus: Impairment of compression equipment	1,102	1,163	203	2,266	203
Less: Maintenance capital expenditures(2)	(3,357)	(3,305)	(3,646)	(15,800)	(14,304)
Distributable cash flow	$26,261	$22,030	$17,927	$86,826	$53,431
Transaction expenses for acquisitions(3)	18	862	661	1,299	2,142
Loss (gain) on sale of equipment and other	(4)	63	355	(2,198)	637
Adjusted distributable cash flow	$26,275	$22,955	$18,943	$85,927	$56,210
Plus: Maintenance capital expenditures	3,357	3,305	3,646	15,800	14,304
Plus: Change in operating assets and liabilities	1,676	13,534	4,717	1,498	180
Less: Transaction expenses for acquisitions	(18)	(862)	(661)	(1,299)	(2,142)
Less: Other	—	—	(133)	(35)	(362)
Net cash provided by operating activities	$31,290	$38,932	$26,512	$101,891	$68,190

Adjusted distributable cash flow	26,275	22,955	18,943	85,927	56,210
GP interest in adjusted distributable cash flow	546	506	368	1,947	1,188
Pre-IPO distributable cash flow	—	—	—	—	2,323
Adjusted distributable cash flow attributable to LP interest	$25,729	$22,449	$18,575	$83,980	$52,699

Distributions for coverage ratio(4)	$23,131	$22,606	$18,055	$85,098	$55,961

Distributions reinvested in the DRIP(5)	$13,600	$13,148	$12,637	$52,556	$36,694

Distributions for cash coverage ratio(6)	$9,531	$9,458	$5,418	$32,542	$19,267

Adjusted distributable cash flow coverage ratio	1.11	0.99	1.03	0.99	0.94

Cash coverage ratio	2.70	2.37	3.43	2.58	2.74

(1)                   For the quarters ended December 31, 2014 and September 30, 2014, unit-based compensation expense included $0.2 million of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards. For the year ended December 31, 2014, unit-based compensation expense included $0.5 million of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.3 million related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for 2014 is related to non-cash adjustments to the unit-based compensation liability, and for 2013 to the non-cash amortization of unit-based compensation in equity.

(2)                   Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(3)                   Represents certain transaction expenses related to acquisitions, potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

(4)                   Calculation reflects the value of the distribution for the weighted average common units outstanding for the years ended December 31, 2014 and 2013. The adjusted distributable cash flow coverage ratio based on units outstanding at the record dates for each of the periods are 0.97x and 0.91x. For the year ended December 31, 2013, pre-IPO distributable cash flow was not included in the calculation for the coverage ratio.

(5)                   Represents distribution to holders enrolled in the Partnership’s Distribution Reinvestment Plan (“DRIP”) as of the record date for each period.

(6)                   Calculation reflects the value of cash distributions declared for the weighted average of common and subordinated units not participating in the Partnership’s DRIP for the year ended December 31, 2014. The cash coverage ratio based on units outstanding at the record date for the period is 2.46x. For the year ended December 31, 2013, pre-IPO distributable cash flow was not included in the calculation for the coverage ratio.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

FULL-YEAR 2015 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(In millions — Unaudited)

Guidance
Net income	$13.1 million to $24.1 million
Plus: Interest expense	$17.6 million to $18.6 million
Plus: Depreciation and amortization	$92.0 million
Plus: Income taxes	$0.2 million
EBITDA	$123.9 million to $133.9 million
Plus: Interest income on capital lease	$1.6 million
Plus: Unit-based compensation expense(1)	$4.5 million
Adjusted EBITDA	$130.0 million to $140.0 million
Less: Cash interest expense	$17.5 million to $18.5 million
Less: Income tax provision	$0.2 million
Less: Maintenance capital expenditures	$20.0 million
Distributable cash flow	$91.3 million to $102.3 million

(1)         Based on the Partnership’s unit closing price as of December 31, 2014.